EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES NO CONTRACT COMMITMENT FOR THE ATWOOD SOUTHERN CROSS EXPECTED THROUGH JUNE 30, 2009

Houston, Texas
30 March 2009

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., (Houston-based International Drilling Contractor – NYSE ATW), announced today that they continue to pursue contract opportunities for the ATWOOD SOUTHERN CROSS in all worldwide markets in which it technically can work; however, we do not presently expect to receive any contract commitments for the rig through June 30, 2009.  Currently, we plan to keep the rig prepared to immediately commence working once a contract opportunity has been identified.

The ATWOOD AURORA, which is on location offshore Egypt, continues with its commissioning following weather delays and is currently expected to commence working under its contract with RWE DEA Nile GmbH sometime in April 2009.

Statements contained in this report with respect to the future are forward-looking statements.  These statements reflect management's reasonable judgment with respect to future events.  Forward-looking statements involve risks and uncertainties.  Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters.  A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

Contact:  Jim Holland
           281-749-7804